Exhibit 10.17

December 1, 2013

Karen Cain
2716 Inglewood Ave S
St Louis Park, MN 55416

Dear Karen,

We are pleased to extend an offer of employment for the position of Senior Vice President, Chief Strategy and Transformation with BioScrip, Inc. (together with its subsidiaries, the "company"), reporting to Rick Smith, Chief Executive Officer. As discussed, your employment start date will be February 1, 2014.
Subject to the terms and conditions of this letter, you acknowledge and understand that you are an employee at will.

Your offer is contingent upon the results of your reference and background checks as well as negative results from a required confidential drug screening exam. Within the next 2 days, you will receive an email that contains all of the documents we will need to process the reference and background checks and arrange for your drug screening. Once you complete and submit these documents, we will begin processing your background check. You will also receive an email within two days via Docusign with the information you will need to take your drug screening. Please print out the attached EPassport and take it along with your driver's license to the designated testing facility. Please note that you will be required to perform your drug screening within 72 hours of receipt of your email or your offer of employment will be withdrawn.

This offer includes a bi-weekly salary of $10,576.92 subject to applicable taxes and other withholdings. Your annual salary will be reviewed in 6 months from the date you commence employment. Your salary would be paid to you via automatic deposit to your bank account. You will not accrue Paid Time Off, but rather will be eligible to take time off from work, without reduction in salary, in accordance with Company policy applicable to executives. You will be eligible to take at least 20 days off from work annually, in addition to all Company holidays, provided, however, that any unused time off in any year will not be carried over to any subsequent year and you will not be paid for unused time off when your employment ends.

In the event of the termination of your employment by the Company (or any successor) other than for "Cause", as defined in the attached Severance Agreement (Exhibit A), upon execution of the Company's standard Waiver and Release Agreement, you will be entitled to receive severance payments in accordance with the terms of the attached Severance Agreement.

Additionally, you would be eligible to participate in BioScrip's Management Incentive Bonus Program as long as you remain continuously employed with BioScrip through the date that the bonus is paid. You would be eligible for a bonus of up to 40% of your base salary with the pool determined by the Company and the Board of Directors and subject to corporate, departmental and individual objectives being met.
Your participation in this plan would be prorated based on your hire date. This plan is subject to change.

Subject to approval of the Compensation Committee of the Board of Directors, you would be granted options to purchase 50,000 shares of the Company's common stock, par value $0.0001 per share. The exercise price of the options shall be the market price on the date the option grant is approved by the Board of Directors. The options would vest at a rate of one-third per year over three years commencing on the first anniversary of the grant date. As a consequence of having received these sign-on grants, you

Karen Cain

will not be eligible to receive long-term incentive compensation awards until the management grant in 2014.

During the term of your employment, you would be permitted, if and to the extent eligible, to participate in all employee benefits plans, policies and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, and, as it relates to equity-based compensation, at the Company's and the Board of Director's discretion. As a point of clarification, you would be eligible for medical coverage under our benefits programs on the first of the month following 30 days of eligible employment.

As a condition to your employment, you would be obligated to enter into a Restrictive Covenants Agreement (attached as Exhibit B), covering, among other things, non-competition provisions, non solicitation provisions, and the protection of the Company's trade secrets.

For purposes of federal immigration law, you would be required to provide, as required by rules and regulations of the U.S. Department of Justice, Immigration and Naturalization Service, documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

For clarification and the protection of both you and the Company, your acceptance of this offer represents the sole agreement between you and the Company. No prior promises, representations, and/or understandings relating to the offer of employment as set forth in this letter are to be considered part of this letter. This offer supersedes all prior offers, both verbal and written.

We are very pleased at the prospect of you joining our team! Please fax or scan your signed documents to me at the number or email listed below.

Sincerely,

/s/ Vito Ponzio, Jr.

Vito Ponzio, Jr.
Senior Vice President BioScrip, Inc.
914-564-4928
vponziot@bioscrip.com

I accept the offer as stated.

/s/ Karen Cain                    12/29/13
Karen Cain                    Date Signed

Karen Cain

SEVERANCE AGREEMENT
(Exhibit A to Offer Letter of Karen Cain)

This will confirm our agreement that, following the commencement date of your employment with BioScrip, Inc. (the Company"), if you are terminated by the Company (or any successor) other than for "Cause" (as defined below), upon execution of the Company's standard Waiver and Release Agreement
(i) you will be entitled to receive severance payments equal to twelve (12) months of salary at your then current base salary level, payable in accordance with the Company's then applicable payroll practices and subject to all applicable federal, state and local withholding.

Notwithstanding the foregoing, if following your termination you accept new employment, any remaining severance payments will be reduced to an amount equal to the difference between your base salary on the date of termination and your new base salary or if your new base salary is the same or greater than your base salary on the date of termination no further payments will be made.

If your employment with the Company is terminated for any reason whatsoever, whether by you or the Company, the Company would not be liable for or obligated to pay you any stock or cash bonus compensation, incentive or otherwise, or any other compensation contemplated hereby not already paid or not already accrued as of the date of such termination, and no other benefits shall accrue or vest subsequent to such date. For purposes of this Agreement, "Cause" shall mean any of the following: (i) commission by you of criminal conduct which involves moral turpitude; (ii) acts which constitute fraud or self-dealing by or on the part of you against the Company or any of its subsidiaries, including, without limitation, misappropriation or embezzlement; (iii) your willful engagement in conduct which is materially injurious to the Company or any of its subsidiaries; (iv) your gross misconduct in the performance of duties as an employee of the Company, including, without limitation, failure to obey lawful written instructions of the Board of Directors of the Company, any committee thereof or any executive officer of the Company or failure to correct any conduct which constitutes a breach of any written agreement between you and the Company or of any written policy promulgated by the Board of Directors of either the Company, any committee thereof or any executive officer of the Company, in either case after not less than ten days' notice in writing to you of the Company's intention to terminate you if such failure is not corrected within the specified period (or after such shorter notice period if the Company in good faith deems such shorter notice period to be necessary due to the possibility of material injury to the Company).

This letter agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of New York, without giving effect to principles of conflicts of law.

Kindly signify your agreement to the foregoing by signing below and forwarding an executed copy to me for our files.

By: /s/ Vito Ponzio, Jr.
Vito Ponzio, Jr., Senior Vice President, Human Resources

Agreed and Accepted
On this 29 day of December, 2013

/s/ Karen Cain
Karen Cain

Karen Cain

RESTRICTIVE COVENANTS AGREEMENT

1.Background. BioScrip, Inc. (BioScrip or the “'Company") 1 desires to employ you. Karen Cain, and you desire to be employed by the Company. As a condition to such employment the Company requires protection of its business interests as set forth in this Restrictive Covenants Agreement (referred to herein as the "RC Agreement").

2.Consideration. Your acceptance of the terms of this RC Agreement is a condition of your initial or continued employment with the Company. In reliance upon this RC Agreement and your employment with the Company, the Company will provide you with access to the Company's Confidential Information (through computer password or other means.

3.Covenant Against Competition; Other Covenants. You acknowledge that (i) the principal business of Company is the provision of (A) comprehensive pharmaceutical care solutions, including specialty pharmaceutical programs; home infusion and mail order pharmacy services; pharmacy benefit management services; and the operation of retail pharmacies; and (B) home health and related services, including nursing; durable medical equipment; respiratory, physical and occupational therapy; and hospice care; the foregoing business of the Company, and any and all other businesses that after the date hereof, and from time to time during the term of your employment with the Company, become material with respect to the Company's then-overall business, are collectively referred to as the "Business"; (ii) the Company is dependent on the efforts of a certain limited number of persons who have developed, or will be responsible for developing, the Business; (iii) the Business is national in scope; (iv) your work for the Company will give you access to the Company's Confidential Information; (v) the covenants contained in this RC Agreement (collectively, the "Restrictive Covenants") are essential to the Business; and (vi) the Company would not have offered you employment but for your agreement to accept and be bound by the Restrictive Covenants set forth herein. Accordingly, you covenant and agree that:

(a)Restriction on Competition. While you are employed by the Company and for a period of one year from the termination of such employment (by you or the Company), you shall not participate in, supervise, or manage (as an employee, consultant, agent, owner, manager, operator, partner, or in any comparable capacity) any ''Competing Activities" anywhere in the United States of America (the "Territory"). ''Competing Activities" means any activities that are the same as or similar in function or purpose to those you performed or supervised performance of on behalf of the Company in the two year period preceding your termination if such activities are being undertaken for the benefit of a business (meaning a person, company, or independently operated division or unit of a company) that provides a product or service in the Territory that competes with one or more of the products or services offered by the Company during the two year period preceding the termination of your employment. Notwithstanding the foregoing, nothing herein shall be

I For purposes of this Agreement, the term BioScrip or the Company includes its parent(s), subsidiaries, affiliates, successors, and assigns. An "affiliate" of, or a company or person "affiliated" with, the Company is a person or company that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Company. Notwithstanding the foregoing, wherever an obligation of the Company to you is described or provided for in this RC Agreement it shall only apply to the Company entity employing you and shall create no obligation on behalf of any Company entity that is not your employer.

Karen Cain

construed to prohibit ownership as a passive investor of less than two percent (2%) of the issued and outstanding stock of a publicly held corporation.

(b)Restriction on Customer and Employee Solicitation. While you are employed by the Company and for a period of two years following the termination of such employment (by you or the Company), you shall not, without the Company's prior written consent, directly or indirectly, in person or through assisting others:

(i)solicit, knowingly induce or encourage any employee or independent contractor who provided services to the Company during the one year period preceding the termination of your employment to leave the employment or other service of the Company, or hire (on your behalf or on behalf of any other person or entity) any such employee or independent contractor who has left the employment or other service of the Company within one year of the termination of such employee's or independent contractor's employment or other service with the Company, or

(ii)solicit, contact, or engage in business related communications with (regardless of who initiates the communication), any customer, client, or referral source of the Company with whom you dealt in the two year period preceding the termination of your employment (a "Covered Customer") for the purpose of inducing or helping the Covered Customer to cease or reducing doing business for the Company or for the purpose of diverting business opportunities away from the Company, or

(iii)provide services to a Covered Customer that would displace or reduce the business opportunities of the Company with the Covered Customer.

4.Confidential Information. During and after the term of your employment, you shall keep secret and retain in strictest confidence, and shall not use for your benefit or the benefit of others, except in connection with the Business and the affairs of the Company, all confidential and proprietary matters relating to the Company and the Business learned by you heretofore or hereafter directly or indirectly from the Company (the "Confidential Information"), including, without limitation, information or compilations of information with respect to (i) the strategic plans, budgets, forecasts, intended expansions of product, service, or geographic markets of the Company, (ii) sales figures, contracts, agreements, and undertakings with or with respect to customers, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists, and shall not disclose such Confidential Information to anyone outside of the Company except with the Company's express written consent and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of you or is received from a third party not under an obligation to keep such information confidential and without breach of this RC Agreement. A compilation or list of information maintained in confidence by the Company (like a customer list) will be considered Confidential Information irrespective of whether it may contain some items of information that would otherwise be publicly available because such a compilation has special value and utility in its compiled form. Notwithstanding the foregoing, the non-disclosure obligations of this RC Agreement will not apply to the extent that you are acting to the extent necessary to comply with

Karen Cain

legal process; provided that in the event that you are subpoenaed to testify or to produce any information or documents before any court, administrative agency or other tribunal relating to any aspect pertaining to the Company, you shall immediately notify the Company thereof.

All memoranda, notes, lists, records, property and any other tangible product and documents (and all copies thereof) made, produced or compiled by you or made available to you concerning the Company and its Business shall be the Company's property and shall be delivered to the Company at any time on request.

5.Duty of Loyalty; Employment Status. During your employment by the Company, you will abide by all of the restrictions placed upon you in this RC Agreement, will avoid conflicts of interest, and will not engage in any form of competition with the Company. You understand and agree that even though you may have additional employment that does not violate the provisions of this RC Agreement, if your position with another employer impedes or otherwise adversely affects your job performance with the Company, you may be terminated for performance reasons. By way of example, if you moonlight or work elsewhere during the evenings and you are too tired during the day to perform your duties and responsibilities for the Company, you may be terminated. Nothing in this RC Agreement shall be construed to affect the term of your employment as set forth in your offer letter.

6.Rights and Remedies upon Breach of Restrictive Covenants. You acknowledge and agree that any breach by you of any of the Restrictive Covenants would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if you breach, or threaten to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages).

(a)The right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against you of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such Restrictive Covenants; provided, however, that where a bond is required by law for an injunction to issue, the agreed upon bond shall be $1,000. For purposes of the enforcement of any restrictions contained herein the parties agree that the respective time periods for any restrictions shall be tolled for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have terminated.

(b)The right and remedy to require you to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by you as the result of any transactions constituting a breach of the Restrictive Covenants, and you shall account for and pay over such Benefits to

Karen Cain

the Company. This remedy shall be in addition to, and not in lieu of, injunctive relief to prevent further harm and does not represent a complete or satisfactory remedy standing alone.
You agree that in any action seeking specific performance or other equitable relief, you will not assert or contend that any of the provisions of these Restrictive Covenants are unreasonable or otherwise unenforceable. The existence of any claim or cause of action by you, whether predicated on the RC Agreement or otherwise, shall not constitute a defense to the enforcement of the Restrictive Covenants.

7.Severability and Choice of Law. If any of the Restrictive Covenants in this Agreement are found unenforceable as written, the Court shall reform the unenforceable restriction(s) so as to make same fully enforceable to the maximum extent of the law within the state or other geographic jurisdiction of the Court; and, the Agreement shall otherwise be enforced in accordance with its terms outside said state or jurisdiction. The law of the State of New York shall control the interpretation, application, and enforcement of this Agreement without regard or respect for any choice oflaw principles to the contrary of New York or of the state where you may reside at the time of enforcement.

8.Counterparts: This Agreement may be signed in two counterparts with the same effect as if the signatures were upon the same instrument. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or as an attachment to an electronic mail message is to be treated as an original document. The signature of any Party thereon, placed there for purposes of execution hereof: is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.

This Agreement is effective as of the first day your employment commences with the Company.

Agreed:
BioScrip, Inc.

By: /s/ Erinn Wainscott
Name: Erinn Wainscott
Title: Manager, Human Resources Date: December 1, 2013

Karen Cain

/s/ Karen Cain
Signature

Karen Cain
Printed Name

12/29/13
Date